TO THE BOARD OF DIRECTORS OF GLAMIS GOLD LTD.                       EXHIBIT 23.1



We consent to the incorporation by reference in this statement of Glamis Gold Ltd. on Form 8 of our report dated February 22, 1999 relating to the consolidate balance sheets of Rayrock Resources Inc. as at December 31, 1998 and December 31, 1997 and the consolidated statement of earnings, retained earnings and changes in financial position for each of the years ended December 31, 1998, 1997 and 1996.

Dated this 12th day of May, 1999.



PRICEWATERHOUSECOOPERS LLP


Per:  /s/ M.J. Hales, C.A.
      --------------------------------
            Authorized Signatory